Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-122439) and Form S-8 (No. 333-144209) of ClearPoint Business Resources, Inc. (formerly Terra Nova Acquisition Corporation) of our report dated March 30, 2007 on the audit of the financial statements of ALS, LLC and Subsidiaries as of and for the years ended December 31, 2006, 2005 and 2004 in ClearPoint Business Resources, Inc.’s Current Report on Form 8K/A, dated February 23, 2007, filed on December 23, 2008.

/s/ LarsonAllen LLP

LarsonAllen LLP

Orlando, Florida

December 23, 2008